Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-160406 on Form S-8 of our report dated April 5, 2010, relating to the consolidated financial statements and financial statement schedule of Primus Telecommunications Group, Incorporated and subsidiaries (which report expresses an unqualified opinion, and includes an emphasis of matter paragraph relating to the Company’s emergence from bankruptcy and implementation of fresh-start accounting, and includes an explanatory paragraph regarding the Company’s adoption of a new accounting standard), appearing in this Annual Report on Form 10-K of Primus Telecommunications Group, Incorporated and subsidiaries for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

McLean, Virginia

April 5, 2010